                                                                     EXHIBIT 3.3


                       RESTATED ARTICLES OF INCORPORATION



The undersigned certify that:

     1. They are the President and Secretary, respectively, of Humboldt Bancorp, a California corporation.

     2. The Articles of Incorporation of this corporation are amended and restated to read as follows:

         ONE:     NAME

         The name of the corporation is:

               Humboldt Bancorp

         TWO:     PURPOSE

         The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporations Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

         THREE:   AUTHORIZED STOCK

         This corporation is authorized to issue two classes of stock, designated "Common Stock" and "Preferred Stock." The number of shares of Common Stock the corporation is authorized to issue is 100,000,000. The number of shares of Preferred Stock the corporation is authorized to issue is 20,000,000. The Common Stock and Preferred Stock shall have no par value.

         The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to designate and to fix the number of shares of any such series of Preferred Stock and to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock. The Board of Directors, within the limits stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

         FOUR:    DIRECTOR LIABILITY

         The liability of the Directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

         FIVE:    INDEMNIFICATION

         The corporation is authorized to indemnify its agents (as defined from time to time in Section 317 of the California Corporations Code) to the fullest extent permissible under California law. Any amendment, repeal or modification of the provisions of this Article shall not adversely affect any right or protection of an agent of the corporation existing at the time of such amendment, repeal or modification.

     3. The foregoing amended and restated Articles of Incorporation has been duly approved by the Board of Directors.

     4. The foregoing amended and restated Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with
         Section 902, California Corporations Code. The total number of outstanding shares of the corporation's Common Stock is 10,325,953. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares.

We further declare under penalty of perjury under the laws of the state of California that the matters set forth in this certificate are true and correct of our own knowledge.


DATE: June 5, 2002



                                          /s/ Robert M. Daugherty
                                          -----------------------------
                                          Robert M. Daugherty, President



                                          /s/ Patrick J. Rusnak
                                          ----------------------------
                                          Patrick J. Rusnak, Secretary